Exhibit 8.1
November 9, 2011
Memorial Production Partners LP
1401 McKinney Street, Suite 1025
Houston, TX 77010
Re: Memorial Production Partners LP
Ladies and Gentlemen:
     We have acted as special counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1, as amended (File No. 333-175090) (the “Registration Statement”), filed by the Partnership for the purpose of registering under the Act, common units representing limited partner interests in the Partnership and (ii) the offer and sale (the “Offering”) of up to an aggregate of 11,500,000 common units (including common units subject to an over-allotment option) representing limited partner interests in the Partnership (the “Common Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement.
     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Memorial Production Partners LP
November 9, 2011

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Material Tax Consequences.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.